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                                                           For Immediate Release
                                                For more information: Susan Hoff
                                                           VP - Corp. Comm. & IR
                                                                  (612) 947-2443
                                                               shoff@bestbuy.com


                    BEST BUY ANNOUNCES SHARE REPURCHASE PROGRAM

MINNEAPOLIS, OCTOBER 12, 1998 - Best Buy Co., Inc. today announced that its Board of Directors has authorized the repurchase of up to $100 million of the Company's common stock. The Company may purchase shares under this program from time to time through open market purchases over the next twelve months, based upon appropriate market conditions. As of the most recent quarter end, the Company had just over 100 million common shares outstanding.

"We believe that current market conditions have made our stock an exceptional value and investment opportunity," said Chairman and CEO Richard M. Schulze. "With the recent retirement of substantially all of our debt financing, we are confident that our financial position and liquidity allows us to repurchase shares, thereby enhancing shareholder value, while continuing with our announced expansion plans for 40 new stores next year. This stock repurchase program demonstrates our belief in the continued progress and future of our Company."

Statements made in this news release, other than those concerning historical financial information, should be considered forward looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those identified in the Company's filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

Minneapolis-based Best Buy Co., Inc. is the nation's largest volume specialty retailer of name brand consumer electronics, personal computers, entertainment software and appliances. The Company is ranked 199 on the Fortune 500. Best Buy operates 292 stores in 32 states. For more information, access the Company's Web site at www.bestbuy.com.